Exhibit 99.1

FTC Solar Sells Stake in Dimension Energy for $22 Million

AUSTIN, Texas — June 28, 2021 – FTC Solar, Inc. (Nasdaq: FTCI), a fast-growing global provider of solar tracker systems, software and engineering services, today announced that it has received a net payout of approximately $22 million in connection with the sale of its minority investment position in Dimension Energy, LLC (“Dimension”), with the potential to receive an additional payout of up to approximately $14 million through an earn-out structure.

FTC Solar made an investment of $4 million in Dimension, a community solar developer based in Atlanta, in 2018. Since the time of that investment, and prior to the sale, FTC Solar has received dividends of approximately $2.1 million. With the sale of its original stake, which closed on June 24, 2021, FTC Solar has received an additional net payout of approximately $22 million, with the potential to receive an additional payout of up to approximately $14 million through December 2024, based on Dimension achieving certain performance milestones.

“We’re pleased to further strengthen our balance sheet through this payout, while also achieving a substantial return on our investment,” said Patrick Cook, FTC Solar’s Chief Financial Officer. “The sale of our Dimension position simplifies our financial reporting, further solidifies our debt-free balance sheet, and positions us to drive additional shareholder value. We are pleased to have been associated with the Dimension team through their transition and look forward to seeing their future endeavors.”

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a fast-growing, global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

Source: FTC Solar, Inc.

Category: Financial News

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar

99.1

T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

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